Exhibit 4.3

JOINDER AND SECOND LOAN MODIFICATION AGREEMENT

This Joinder and Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 19, 2020, by and among (a) SILICON VALLEY BANK, a California corporation (“Bank”), (b) (i) INTERPACE BIOSCIENCES, INC., (f/k/a Interpace Diagnostics Group, Inc.) a Delaware corporation (“IDG”), (ii) INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation (“IDC”), and (iii) INTERPACE DIAGNOSTICS, LLC, a Delaware limited liability company (“IDLLC”) (IDG, IDC and IDLLC are hereinafter jointly and severally, individually and collectively, referred to as “Existing Borrower”), and (c) INTERPACE PHARMA SOLUTIONS, INC., a Delaware corporation (“New Borrower”) (New Borrower and Existing Borrower, are hereinafter jointly, severally, individually and collectively, “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of November 13, 2018, evidenced by, among other documents, a certain Loan and Security Agreement dated as of November 13, 2018, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of March 18, 2019 (as has been and as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. JOINDER TO LOAN AGREEMENT. New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with the Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

3. RESERVED.

4. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Bank a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interests in such assets of New Borrower as are consistent with the description of the Collateral set forth on Exhibit A of the Loan Agreement (as if such Collateral were deemed to pertain to the assets of New Borrower), whether now owned or existing or hereafter created, acquired, or arising, and wherever located, including, without limitation, all of New Borrower’s assets, and all New Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably deemed necessary by Bank in order to grant a valid, perfected first priority security interest to Bank in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of the Loan Agreement to have superior priority to Bank’s Lien in the Loan Agreement). New Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person shall be deemed to violate the rights of Bank under the Code. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

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5. REPRESENTATIONS AND WARRANTIES. New Borrower hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to New Borrower, with the same force and effect as if New Borrower was named as “Borrower” in the Loan Documents in addition to Existing Borrower.

6. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

7. DELIVERY OF DOCUMENTS. Each Borrower hereby agrees that the following documents shall be delivered to Bank prior to or contemporaneously with delivery of this Loan Modification Agreement, each in form and substance satisfactory to Bank:

A.	a secretary’s corporate borrowing certificate for each of IDG, IDC and New Borrower with respect to each such borrower’s certificate of incorporation, by-laws, incumbency and resolutions authorizing the execution and delivery of this Loan Modification Agreement and the other documents required by Bank in connection with this Loan Modification Agreement;

B.	a limited liability company borrowing certificate for IDLLC with respect to IDLLC’s certificate of formation, operating agreement, incumbency and resolutions authorizing the execution and delivery of this Loan Modification Agreement and the other documents required by Bank in connection with this Loan Modification Agreement;

C.	consent of each of IDG’s, IDC’s and New Borrower’s shareholders, as necessary, authorizing the execution and delivery of this Loan Modification Agreement and the other documents required by Bank in connection with this Loan Modification Agreement;

D.	consent of IDLLC’s members or managers, as applicable, authorizing the execution and delivery of this Loan Modification Agreement and the other documents required by Bank in connection with this Loan Modification Agreement;

E.	a long form Certificate of Good Standing for each Borrower certified by the Secretary of State of Delaware;

F.	certificates of Good Standing/Foreign Qualification for each Borrower, certified by the Secretary of State (or equivalent agency) for each state in which such Borrower is qualified to do business;

G.	the results of UCC searches for each Borrower indicating that there are no Liens other than Permitted Liens, and otherwise in form and substance satisfactory to Bank;

H.	a Perfection Certificate for each of IDG and New Borrower;

I.	evidence of insurance (on Acord 28 and Acord 25 certificates, as acceptable to Bank) for each Borrower; and

J.	such other documents as Bank may reasonably request.

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8. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, each in form and substance satisfactory to Bank, within forty-five (45) days from the date of this Loan Modification Agreement: (i) an endorsement to Borrower’s general liability insurance policy that names Bank as an additional insured, (ii) an endorsement to Borrower’s property insurance policy that names Bank as the sole lender’s loss payee and (iii) endorsements to the general liability and property insurance policies stating that the insurer will give Bank at least thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence on or prior to the date that is forty-five (45) days from the date of this Loan Modification Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by deleting the defined term “Borrower” where it appears in the preamble thereof.

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2.1 thereof:

“ (a) As part of the Revolving Line, Bank shall issue or have issued the Landlord Letter of Credit for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of the Landlord Letter of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of the Landlord Letter of Credit (including any drawn but unreimbursed portion of the Landlord Letter of Credit) may not exceed the lesser of (i) Two Hundred Fifty Thousand Dollars ($250,000.00) and (ii) (A) the lesser of the Revolving Line or the Borrowing Base, minus (B) the sum of all outstanding principal amounts of any Advances, minus (C) the outstanding principal balance of all Term Loan Advances.”

and inserting in lieu thereof the following:

“ (a) As part of the Revolving Line, Bank shall issue or have issued the Landlord Letter of Credit for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of the Landlord Letter of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of the Landlord Letter of Credit (including any drawn but unreimbursed portion of the Landlord Letter of Credit) may not exceed the lesser of (i) One Million Dollars ($1,000,000.00) and (ii) (A) the lesser of the Revolving Line or the Borrowing Base, minus (B) the sum of all outstanding principal amounts of any Advances, minus (C) the outstanding principal balance of all Term Loan Advances.”

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4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.5 thereof:

“ (i) Advances. Subject to Section 2.5(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one-half of one percent (0.50%) above the Prime Rate, which interest shall be payable monthly in arrears in accordance with Section 2.5(d) below.”

and inserting in lieu thereof the following:

“ (i) Advances. Subject to Section 2.5(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) one percent (1.0%) above the Prime Rate and (B) four and one-quarter of one percent (4.25%), which interest shall be payable monthly in arrears in accordance with Section 2.5(d) below.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ (e) as soon as available, but no later than forty-five (45) days after the last day of each calendar quarter (other than the fourth (4th) calendar quarter of each year), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank;”

and inserting in lieu thereof the following:

“ (e) as soon as available, but no later than forty-five (45) days after the last day of each calendar quarter through and including the calendar quarter ending June 30, 2020 (other than the fourth (4th) calendar quarter of each year), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank;”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ (h) as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(i) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;”

and inserting in lieu thereof the following:

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“ (h) as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, Borrower’s 10-K for such fiscal year as filed with the SEC, together with an unqualified opinion on the financial statements included in the 10-K from an independent certified public accounting firm reasonably acceptable to Bank;

(i) within ten (10) days of filing, copies of all periodic and other reports (other than 10-Qs and 10-Ks), proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ (k) prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;”

and inserting in lieu thereof the following:

“ (k) prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate of any of IDC, IDLLC or IPS or Sections 2(d) and 2(e) of the Perfection Certificate of IDG. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;”

8	The Loan Agreement shall be amended in Section 6.2 thereof by (i) deleting the “and” appearing at the end of subsection (l), (ii) renumbering subsection (m) as subsection (o), and (iii) inserting the following new subsections (m) and (n):

“ (m) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank;

(n) as soon as available, and in any event within forty-five (45) days following the end of each fiscal quarter of Borrower, Borrower’s 10-Q for such fiscal quarter as filed with the SEC; and”

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9	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.3(c) thereof:

“Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, including the Check Collections Lockbox, the “Cash Collateral Account”). Notwithstanding the foregoing, with respect to payments on the Accounts made by check, at all times prior to the date that is one hundred twenty (120) days from the Effective Date, such payments may be collected in any account of Borrower maintained with Bank (provided that any such payments shall be immediately transferred to the Cash Collateral Account). On the date that is one hundred twenty (120) days from the Effective Date and at all times thereafter, Borrower must maintain a lockbox account with Bank for purposes of collecting payments by check (the “Check Collections Lockbox”) and must direct all of its Account Debtors making payments by check to remit such payments to the Check Collections Lockbox.”

and inserting in lieu thereof the following:

“Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts (other than proceeds from Governmental Account Debtors making payments under Medicare or Medicaid) into a lockbox account, or such other “blocked account” as specified by Bank (either such account, including the Check Collections Lockbox, the “Cash Collateral Account”). In addition to the foregoing, (i) Borrower must maintain a lockbox account with Bank for purposes of collecting payments by check (the “Check Collections Lockbox”) and must direct all of its Account Debtors making payments by check to remit such payments (other than payments from Governmental Account Debtors making payments under Medicare or Medicaid) to the Check Collections Lockbox and (ii) Borrower shall at all times: (A) segregate all proceeds received from Governmental Account Debtors of Borrower making payments under Medicare or Medicaid from all other funds and proceeds from other Account Debtors and (B) instruct all Governmental Account Debtors of Borrower making payments under Medicare or Medicaid to deliver or transmit all proceeds into a separate segregated deposit account at Bank (the “Governmental Collateral Account”). Borrower hereby instructs Bank (which instructions are revocable at the election of Borrower) to sweep, on a daily basis, all amounts deposited in the Governmental Collateral Account to the Cash Collateral Account as and when funds clear and become available. Bank agrees and confirms that Borrower will have sole dominion and “control” (within the meaning of Section 9-104 of the Code and the common law) over, and Bank will not have “control” over, the Governmental Collateral Account and all funds therein and Bank disclaims any right of any nature whatsoever to control or otherwise direct or make any claims against the funds held in the Governmental Collateral Account from time to time.”

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10	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.8 thereof:

“ (a) Maintain its and all of its Subsidiaries’ operating and other deposit accounts, the Cash Collateral Account and securities/investment accounts with Bank and Bank’s Affiliates. In addition to the foregoing, Borrower shall conduct all of its cash management and letters of credit banking with Bank and Bank’s Affiliates. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.”

and inserting in lieu thereof the following:

“ (a) Maintain its and all of its Subsidiaries’ operating and other deposit accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates. In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor shall conduct all of its cash management, letters of credit and business credit card banking with Bank and Bank’s Affiliates. Any Guarantor shall maintain all depository, operating and excess cash with Bank and Bank’s Affiliates.”

11	The Loan Agreement shall be amended by inserting the following new text, appearing at the end of Section 6.9 thereof:

“Notwithstanding the foregoing, the financial covenant set forth in the immediately preceding sentence will not be tested for the month in which the Second LMA Effective Date occurs or for any month thereafter ending prior to the Funding Date of the first Advance (if any) made after the Second LMA Effective Date.”

12	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.13 thereof:

“Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date,”

and inserting in lieu thereof the following:

“Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division),”

13	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.1 thereof:

“Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”),”

and inserting in lieu thereof the following:

“Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”),”

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14	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.3 thereof:

“Merge or consolidate, or permit any Secured Guarantor to merge or consolidate, with any other Person, or acquire, or permit any Secured Guarantor to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Foreign Subsidiary) except for Permitted Acquisitions.”

and inserting in lieu thereof the following:

“Merge or consolidate, or permit any of Secured Guarantor to merge or consolidate, with any other Person, or acquire, or permit any Secured Guarantor to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Foreign Subsidiary or pursuant to a Division) except for Permitted Acquisitions.”

15	The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“with a copy to:	Riemer & Braunstein LLP
One Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com”

and inserting in lieu thereof the following:

“with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, Floor 20
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Fax: (617) 830-0142
Email: DEphraim@mofo.com”

16	The Loan Agreement shall be amended by inserting the following new definitions, to appear alphabetically in Section 13.1 thereof:

“ “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

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“ “Governmental Account Debtors” means Medicare, Medicaid, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a third party payor program.”

“ “Governmental Collateral Account” is defined in Section 6.3(c).”

“ “IPS” is Interpace Pharma Solutions, Inc., a Delaware corporation.”

“ “Second LMA Effective Date” is October 19, 2020.”

17	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Borrower” is defined in the preamble hereof.”

“ “IDG” is defined in the preamble hereof.”

and inserting in lieu thereof the following:

“ “Borrower” means, individually and collectively, jointly and severally, IDG, IDC, IDLLC, and IPS.”

“ “IDG” is Interpace Biosciences, Inc., a Delaware corporation.”

18	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Schedule 1 hereto.

B.	WAIVER; FORBEARANCE BY BANK

1	Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the financial covenant set forth in Section 6.9 thereof (relative to the requirement that Borrower maintain a certain Adjusted Quick Ratio) for the months ended July 31, 2020 and August 31, 2020 (the “Waiver Default”). Bank’s waiver of Borrower’s compliance of said financial covenant shall only apply to the foregoing specific periods. The foregoing waiver shall apply only to the Waiver Default and is not intended to be and shall not be construed as a waiver or agreement to waive any other defaults or Events of Default.

2	Borrower hereby acknowledges that (a) it is currently in default by virtue of Borrower’s failure to comply with the reporting covenant set forth in Section 6.2(e) thereof (relative to the requirement that Borrower provide Bank with a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations within forty-five (45) days after the end of each calendar quarter) with respect to the calendar quarter ended June 30, 2020 and (b) anticipates being in default by virtue of Borrower’s anticipated failure to comply with the reporting requirement in Section 6.2(n) (with respect to the requirement that Borrower provide Bank with a copy of Borrower’s 10-Q as filed with the SEC within forty-five (45) days of the end of each fiscal quarter) with respect to the fiscal quarter ending September 30, 2020 (collectively, the “Forbearance Default”). Bank hereby agrees to forbear from exercising its rights and remedies with respect to the Forbearance Default from the date of this Loan Modification Agreement until the earlier to occur of (a) the occurrence of any Event of Default (other than the Forbearance Default) or (b) December 31, 2020. Bank further agrees that, in the event that, on or prior to December 31, 2020, Borrower provides Bank with a copy of a 10-Q as filed with the SEC for each of the fiscal quarters ended June 30, 2020 and September 30, 2020, then the Forbearance Default shall be deemed to be waived by Bank.

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Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section 3.B. or anywhere in this Loan Modification Agreement shall be deemed or otherwise construed as a waiver by Bank of the Waiver Default or Forbearance Default or any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

9. Future Credit Extensions. Notwithstanding any terms in this Loan Modification Agreement or in the Loan Agreement to the contrary, on and after the date of this Loan Modification Agreement, the determination of whether to make any Credit Extension shall be in Bank’s sole and absolute discretion in each instance.

10. FEES AND EXPENSES. Borrower shall reimburse Bank for all out-of-pocket reasonable and documented legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

11. PERFECTION CERTIFICATES.

(a) IDG hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 19, 2020 (the “IDG Perfection Certificate”) delivered by IDG to Bank, and acknowledges, confirms and agrees that the disclosures and information IDG provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

(b) Except as set forth on Schedule 2 attached hereto, IDC hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 13, 2018 (the “IDC Perfection Certificate”) delivered by IDC to Bank, and acknowledges, confirms and agrees that the disclosures and information IDC provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

(c) Except as set forth on Schedule 2 attached hereto, IDLLC hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 13, 2018 (the “IDLLC Perfection Certificate”) delivered by IDLLC to Bank, and acknowledges, confirms and agrees that the disclosures and information IDLLC provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

(d) In connection with this Loan Modification Agreement, New Borrower has delivered to Bank a Perfection Certificate signed by New Borrower dated as of the date of this Loan Modification Agreement (the “New Borrower Perfection Certificate”). New Borrower represents and warrants to Bank that: (i) New Borrower’s exact legal name is that indicated on the New Borrower Perfection Certificate and on the signature page hereof; and (ii) New Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the New Borrower Perfection Certificate; and (iii) the New Borrower Perfection Certificate accurately sets forth New Borrower’s organizational identification number or accurately states that New Borrower has none; (iv) the New Borrower Perfection Certificate accurately sets forth New Borrower’s place of business, or, if more than one, its chief executive office as well as New Borrower’s mailing address if different, and (v) all other information set forth on the New Borrower Perfection Certificate pertaining to New Borrower is accurate and complete.

Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include, collectively, the IDG Perfection Certificate, the IDC Perfection Certificate, the IDLLC Perfection Certificate, and the New Borrower Perfection Certificate.

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12. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

13. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations

14. RELEASE BY BORROWER.

A.	FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys (each, a “Released Person”), and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. Notwithstanding the foregoing, Released Claims shall not include any claim directly caused by a Released Person’s gross negligence or willful misconduct.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“a general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.	By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.	This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

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E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1	Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Loan Modification Agreement are contractual and not a mere recital.

4	This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5	Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

15. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

16. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

EXISTING BORROWER:		BANK:

INTERPACE BIOSCIENCES, INC.		SILICON VALLEY BANK

By:	/s/ Jack Stover	By:	/s/ Michael McMahon
Name:	Jack E. Stover	Name:	Michael McMahon
Title:	President and Chief Executive Officer	Title:	Director

INTERPACE DIAGNOSTICS CORPORATION

By:	/s/ Jack Stover
Name:	Jack E. Stover
Title:	President and Chief Executive Officer

INTERPACE DIAGNOSTICS, LLC

By:	/s/ Jack Stover
Name:	Jack E. Stover
Title:	President and Chief Executive Officer

NEW BORROWER:

INTERPACE PHARMA SOLUTIONS, INC.

By:	/s/ Jack Stover
Name:	Jack E. Stover
Title:	President and Chief Executive Officer

Schedule 1

EXHIBIT B

COMPLIANCE CERTIFICATE

Intentionally omitted.

Schedule 2

Perfection Certificate Updates

Intentionally omitted.